                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Merrill Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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
                                     [LOGO]

One Merrill Circle
St. Paul, Minnesota 55108

May 1, 1997

Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Merrill Corporation. The meeting will be held on Tuesday, May 20, 1997, at 10:00 a.m. local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard West, Suite 220, Energy Park, St. Paul, Minnesota. We suggest that you read carefully the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

Very truly yours,

  [PAUL MILLER SIGNATURE]             [JOHN W. CASTRO SIGNATURE]
PAUL G. MILLER                        JOHN W. CASTRO
Chairman of the Board                 President and Chief Executive Officer

                           MERRILL CORPORATION [LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

To the Shareholders of Merrill Corporation:

    The Annual Meeting of Shareholders of Merrill Corporation will be held on Tuesday, May 20, 1997, at 10:00 a.m. local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard, Suite 220, Energy Park, St. Paul, Minnesota, for the following purposes:

    1. To elect eight directors to serve for the ensuing year and until their successors are elected and qualified;

    2. To consider and act upon a proposal to increase by 500,000 the number of shares reserved for issuance under the Company's 1993 Stock Incentive Plan, to a total of 1,500,000 shares.

    3. To consider and act upon a proposal to ratify the selection of Coopers & Lybrand L.L.P., as independent accountants for the Company for the fiscal year ending January 31, 1998; and

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on April 1, 1997 will be entitled to notice of and to vote at the meeting or at any adjournment thereof.

                                          By Order of the Board of Directors,

                                          [STEVEN J MACHOV SIGNATURE]

                                          Steven J. Machov

                                          SECRETARY

                           MERRILL CORPORATION [LOGO]

                               ONE MERRILL CIRCLE

                                  ENERGY PARK

                           ST. PAUL, MINNESOTA 55108

                            ------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS,

                                  MAY 20, 1997

                            ------------------------

                                  INTRODUCTION

    The Annual Meeting of Shareholders of Merrill Corporation (the "Company") will be held on May 20, 1997 at 10:00 a.m. local time, at the Bandana Banquet and Conference Centre, Bandana Square, 1021 Bandana Boulevard, Suite 220, Energy Park, St. Paul, Minnesota, or at any adjournment thereof, for the purposes set forth in the Notice of Meeting.

    A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to MARK, SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

    Any proxy given to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company, by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

    The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about May 1, 1997.

                                VOTING OF SHARES

    The close of business on April 1, 1997 has been fixed by the Board of Directors of the Company as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On April 1, 1997, the Company had outstanding 7,964,624 shares of Common Stock, $.01 par value (the "Common Stock"), each such share entitling the holder thereof to one vote in person or by proxy on each matter to be voted on at the Annual Meeting, voting together as a single class. Holders of shares of Common Stock are not entitled to cumulative voting rights.

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting (3,982,313 shares as of April 1, 1997) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

    The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card including any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted either for or against that matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of April 23, 1997, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, and information with respect to the Company's Common Stock beneficially owned by directors of the Company, the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Executive Compensation" below and all directors and executive officers of the Company as a group.

                                                         PERCENT
            NAME AND ADDRESS            NUMBER OF           OF
          OF BENEFICIAL OWNER          SHARES (1)      CLASS (1)(2)
     ------------------------------   -------------    ------------
     John W. Castro                    1,105,996(3)        14.0%
      One Merrill Circle
      St. Paul, MN 55108

     Investment Advisors, Inc.           403,000(4)         5.1%
      3700 First Bank Place,
      Box 357
      Minneapolis, MN 55400

     Rick R. Atterbury                   206,224(5)         2.6%

     Richard G. Lareau                   173,680(6)         2.2%

     Robert F. Nienhouse                 167,793(7)         2.1%

     Paul G. Miller                       44,356(8)       *

     Ronald N. Hoge                       18,280(9)       *

     James R. Campbell                     7,780(10)      *

     Frederick W. Kanner                   7,280(11)      *

     Steven J. Machov                     34,341(12)      *

     Kay A. Barber                         4,500(13)      *

     Kathleen A. Larkin                    6,000(14)      *

     All directors and executive
      officers as a group (11
      persons)                         1,776,230(15)       22.2%

------------------------

 * less than 1%

 (1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group.

 (2) Based on 7,915,900 shares of Common Stock outstanding as of April 23, 1997.

 (3) Includes 5,912 shares owned beneficially by Mr. Castro's wife and 1,766 shares owned by Mr. Castro's children, all to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership.

 (4) Reflects shares beneficially owned as of December 31, 1996 as filed on
    Schedule 13G. As an investment adviser, Investment Advisors, Inc. represents numerous discretionary accounts, for which it possesses sole voting and investment power for 315,900 of the shares, and shared voting and investment power for 88,000 of the shares.

 (5) Includes 18,000 shares Mr. Atterbury has the right to acquire within 60 days upon the exercise of stock options.

 (6) Includes 3,000 shares Mr. Lareau has the right to acquire within 60 days upon the exercise of stock options. Also includes 96,400 shares held in trust for the benefit of individuals not related to Mr. Lareau. He is the trustee for several trusts, but disclaims beneficial ownership of all such shares. Also includes 10,000 shares owned beneficially by Mr. Lareau's wife, as to which he may be deemed to share voting and investment power, but as to which shares he disclaims beneficial ownership.

 (7) Includes 3,000 shares Mr. Nienhouse has the right to acquire within 60 days upon exercise of stock options.

 (8) Includes 3,000 shares Mr. Miller has the right to acquire within 60 days upon the exercise of stock options.

 (9) Includes 13,000 shares Mr. Hoge has the right to acquire within 60 days upon the exercise of stock options.

(10) Includes 6,000 shares Mr. Campbell has the right to acquire within 60 days upon the exercise of stock options.

(11) Includes 6,000 shares Mr. Kanner has the right to acquire within 60 days upon the exercise of stock options.

(12) Includes 16,741 shares owned beneficially by Mr. Machov's wife and 3,600 shares Mr. Machov's wife has the right to acquire within 60 days upon exercise of options, all as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership. Also includes 6,000 shares Mr. Machov has the right to acquire within 60 days upon exercise of options.

(13) These shares are not outstanding but deemed beneficially owned by virtue of the right of Ms. Barber to acquire them within 60 days pursuant to exerciseable stock options.

(14) These shares are not outstanding but deemed beneficially owned by virtue of the right of Ms. Larkin to acquire them within 60 days pursuant to exerciseable stock options.

(15) Includes: 96,400 shares held in trust for which Richard G. Lareau, a director of the Company, is the trustee for all these trusts, but disclaims beneficial ownership of all such shares; (ii) 34,419 shares owned beneficially by the spouses or children of members of the group as to which they may be deemed to share voting and investment power; and (iii) 72,100 shares not outstanding but deemed beneficially owned by virtue of the right of members of the group or their spouses to acquire them within 60 days pursuant to exercisable stock options.

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

    The Bylaws of the Company provide that the Board shall consist of at least three members, or such other number as may be determined from time to time by the Board of Directors. The Board of Directors has determined that there will be eight directors of the Company for the ensuing year.

    In the absence of other instructions, the proxies will be voted FOR each of the following individuals, each of whom the Company's Board of Directors proposes for election as a director of the Company. If elected, such individuals will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors, and all were elected at last year's Annual Meeting of Shareholders.

    The election of each nominee requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

    The following information has been furnished to the Company by the respective nominees for director.

                                                                                              DIRECTOR
  NAMES OF NOMINEES                         PRINCIPAL OCCUPATION                        AGE    SINCE
---------------------   -------------------------------------------------------------   ---   --------
John W. Castro          President and Chief Executive Officer of Merrill Corporation    48     1981
Richard G. Lareau       Partner, Oppenheimer Wolff & Donnelly (law firm)                68     1981(1)
Paul G. Miller          Chairman, Executive Committee, LSC, Incorporated (proprietary   74     1985
                          software and systems consulting firm)
Robert F. Nienhouse     Private Investor                                                49     1986
Rick R. Atterbury       Executive Vice President of Merrill Corporation                 43     1989
Ronald N. Hoge          President and Chief Executive Officer, MagneTek, Inc.           51     1991
                          (electrical equipment manufacturer)
James R. Campbell       Executive Vice President, Norwest Corporation (bank holding     54     1994
                          company)
Frederick W. Kanner     Partner, Dewey Ballantine (law firm)                            54     1996

------------------------

(1) Mr. Lareau was also the incorporator of the Company and served as its first director before his resignation in October 1968.

OTHER INFORMATION ABOUT NOMINEES

    Except as indicated below, there has been no change in principal occupations or employment during the past five years for the nominees for election as directors.

    Mr. Castro also serves as a Director of BMC Industries, Inc.

    Mr. Lareau has been a member of the law firm of Oppenheimer Wolff & Donnelly for over 37 years. Oppenheimer Wolff & Donnelly has provided and is expected to continue to provide legal services to the Company. Mr. Lareau also serves as a Director of Ceridian Corporation, Northern Technologies International Corporation and Nash Finch Company, and as a Trustee of Mesabi Trust.

    Mr. Miller was also Chairman, Secretary and Treasurer of LSC, Incorporated from January 1992 to December 1996. He was also Chairman from 1987 to 1995, and President and Chief Executive Officer from 1993 to 1995 of Supercomputer Systems, Inc.

    Mr. Nienhouse was a part-time consultant to the Company from May 1989 to January 1993. From July 1989 to January 1993, Mr. Nienhouse managed the Company's California operations.

    Mr. Hoge was President of Aerospace Equipment Systems division of AlliedSignal, Inc. from August 1993 to July 1996, and President and Chief Executive Officer of Onan Corporation from June 1986 until August 1993. He also serves as a Director of MagneTek, Inc.

    Mr. Campbell has also served as President, Chief Executive Officer and a director of Norwest Bank Minnesota, N.A. since October 1984. He serves as a Director of Allianz Life Insurance Company of North America.

    Mr. Kanner has been a partner in the law firm of Dewey Ballantine since 1976. He also serves as a Director of National Benefit Life Insurance Company.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    Standing committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee.

    The Audit Committee provides assistance to the Board in satisfying its responsibilities relating to the accounting, auditing, operating and reporting practices of the Company. The Audit Committee recommends to the Board the retention of independent accountants, reviews the performance of such accountants and considers recommendations concerning improvements in internal accounting control. The Audit Committee also approves the membership of, and provides counsel to, a management committee responsible for the design, administration and selection of investment options for the Company's Retirement Plan. The members of the Audit Committee are Messrs. Hoge (Chairman), Miller and Nienhouse. The Audit Committee met on two occasions during fiscal 1997.

    The Compensation Committee reviews general programs of compensation and benefits for all employees of the Company and sets the compensation to be paid to the Company's officers. The Compensation Committee also serves as the disinterested committee administering the Company's Retirement Plan, Incentive Stock Option Plan, 1987 Omnibus Stock Plan 1993 Stock Incentive Plan, and the 1996 Non-Statutory Stock Option Plan. The members of the Compensation Committee are Messrs. Lareau, (Chairman), Campbell and Kanner. The Compensation Committee met or took action by written consent on five occasions during fiscal 1997.

    The Nominating Committee reviews and makes recommendations from time to time to the Board with respect to candidates for directors of the Company and compensation of Board members, and assignment of directors to committees of the Board. The Nominating Committee also reviews, at least annually, the composition of the Board regarding experience, expertise and special knowledge required for effective discharge of responsibilities; Board procedures, its size, and membership; and the structure, membership and charters of the Board's standing and ad hoc committees. The members of the Nominating Committee are Messrs. Miller (Chairman), Nienhouse and Campbell. The Nominating Committee met on two occasions during fiscal 1997. The Nominating Committee will consider for nomination nominees submitted by other directors and shareholders. Shareholders who wish to recommend persons for election as directors at the 1997 Annual Meeting of Shareholders may do so by submitting to the Secretary of the Company in writing on or before January 15, 1998: (i) the name and address of the person or persons to be nominated; (ii) the name and address of the shareholder who intends to make the nomination and a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (v) the signed consent of each nominee to serve as a director of the Corporation if so elected.

    The Executive Committee may exercise all the powers of the Board of Directors which may by law be exercised by an executive committee during the intervals between Board meetings. These powers include the power to authorize the issuance of capital stock, and approve transactions of the Company involving consideration of no more than $5 million, unless in the Committee's discretion, it determines immediate action is required. This Committee is specifically authorized to declare and pay regular quarterly dividends on the Company's Common Stock. The members of the Executive Committee include the Chief Executive Officer of the Company, who serves as the Committee's Chairman, and two non-management members of the Board. Current members of the Executive Committee are Messrs. Castro (Chairman), Miller and Lareau. The Executive Committee met or took action on three occasions during fiscal 1997.

    The Company's Board of Directors held six meetings and took action by written consent on five occasions during fiscal 1997. All of the directors attended at least 75% of all of the meetings of the Board of Directors and all committees on which they served during fiscal 1997.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company receive no separate compensation for their services as directors. Non-employee directors received a retainer of $12,000 per year ($15,000 for the Chairman of the Board), and fees for attendance at Board and committee meetings of $1,000 per meeting, provided that attendance fees are not paid for participation in meetings the chair of such committee determines are brief meetings. The Company has adopted the 1996 Non-Employee Director Plan (the "Director Plan") that provides for automatic non-qualified option grants to the Company's non-employee directors (the "Options") and payment of one-half of the non-employee directors' annual cash retainer in the form of Common Stock (the "Retainer Stock"). In accordance with the terms of the Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies are automatically granted, on a one-time basis, on the date of their election or appointment, non-qualified options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (the "Initial Election Grant"). In addition to the Initial Election Grant, commencing with the annual meeting of shareholders of the Company that first occurs following the date that the non-employee director is first elected or appointed to the Board, each non-employee director who is re-elected to the Board at an annual meeting of the Company's shareholders will be granted Options to purchase 3,000 shares of Common Stock at such time, at an exercise price equal to the fair market value on the date of grant. The Options become exercisable, in the case of the Initial Election Grant, on a cumulative basis with respect to 20% of the shares on each anniversary of the date of grant, and, in the case of Options granted in connection with an annual meeting, in full six months following the date of grant. Each Option expires and is no longer exercisable ten (10) years from its date of grant. In addition to the Option grants under the Director Plan, the non-employee directors receive payment for one-half of their annual cash retainer in the form of Common Stock. Each non-employee director, receives such number of shares of Common Stock as equals $6,000 divided by the average of the fair market value of one share of Common Stock for the 10 trading days immediately preceding the date of such annual meeting, and $6,000 in cash. Currently, of the 200,000 shares of Common Stock reserved for issuance under the Director Plan, 1,750 shares have been issued, and options to purchase 18,000 shares have been granted.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee consists of three non-employee directors and meets two to four times a year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Information About the Board and its Committees."

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for performance. The executive compensation program is intended to provide an overall level of compensation opportunity that the Committee believes, based on its own judgment and experience, and on periodic studies by executive compensation consultants, is competitive with other companies within its industry group. The objectives of the Company's executive compensation program are:

    - To establish annual base salaries and incentives that will attract and retain key executives.

    - To reward executives for achievement of annual performance and financial goals.

    - To encourage executive stock ownership and appreciation of long-term shareholder returns.

    Actual compensation levels are based on annual and long-term Company and individual performance and may be greater or less than compensation levels at other companies.

    EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program consists of base salary, annual cash bonus incentives and long-term ownership incentives in the form of stock options.

    BASE SALARY. Base pay levels of executives are determined generally by considering the potential impact of the individual on the Company and its performance, the skills and experiences required by the position, the performance of divisions or departments under the executive's control, the achievement of defined business objectives and personal and corporate development goals, and finally, the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based upon its own judgment and experience, are lower than the median for other companies of comparable size and complexity (which are not necessarily the companies included in the performance graph included below in this proxy statement), and the annual cash bonus incentives are designed to offer greater potential compensation than the median in other companies.

    John W. Castro, the Company's Chief Executive Officer, and Rick R. Atterbury, the Company's Executive Vice President, have employment agreements with the Company entered into in 1989 and 1987, respectively. These agreements provide for automatic renewal from year to year for consecutive one year terms unless either the employee or the Company gives either party 60 days advance written notice of termination. For the fiscal year ended January 31, 1997 Mr. Castro's base salary was $300,000 per year and Mr. Atterbury's was $225,000 per year. The base salaries of certain other executives were increased during the last fiscal year. Base salary increases were given to executives where it was determined that, based on market study, the base salaries were not sufficiently competitive. Consistent with the Company's executive compensation strategy, executive base salaries continue to be below the median as compared to similar companies.

    ANNUAL CASH BONUS INCENTIVES. For all executives other than Messrs. Castro and Atterbury, annual incentive opportunity is based upon performance against goals established in the Executive Incentive Plan. A predetermined overall Company goal (as measured by earnings per share) must be met before any such executive is eligible for an annual cash bonus. Assuming this goal is met, awards paid out under this plan are based upon performance against quantitative goals such as overall company goals and pre-determined business unit financial goals as well as individual contribution. The Company's Chief Executive Officer makes a recommendation to the Committee as to the amount of each cash incentive bonus. The Committee makes a final bonus award, taking into account the recommendation of the Chief Executive Officer as well as using its own judgment and experience. The Committee places greater emphasis on annual Company performance for determining cash incentive bonuses than for determining individual base salaries. In Fiscal 1997, the targeted earnings per share goal was significantly exceeded.

    Pursuant to their employment agreements, Mr. Castro and Mr. Atterbury receive cash bonuses based on the Company's net income per share. Thus, their overall compensation is directly related to the Company's profit performance for each fiscal year. For each one cent of net income per share up to the prior fiscal year's net income per share, Mr. Castro and Mr. Atterbury receive cash bonuses of $2,000 and $1,200, respectively, and for each additional one cent of net income per share above the prior fiscal year's net income per share, they receive additional cash bonuses of $5,000 and $3,000, respectively. For the fiscal year ended January 31, 1997 Messrs. Castro and Atterbury received cash bonuses of $678,000 and $406,800 respectively.

    LONG-TERM OWNERSHIP INCENTIVE. Long-term incentives are provided in the form of stock options that are granted from time to time at or above market value at date of grant and generally become exercisable proportionately over a period of five years. Grants of stock options are made by the

Compensation Committee in its discretion based upon the recommendation of the Company's Chief Executive Officer and the Vice President -- Human Resources, as well as the Committee's judgment as to the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals and increases in shareholder returns. The value received by the executives from option grants depends completely on increases in the market price of the Company's Common Stock over the option exercise price. Thus, this component of compensation is aligned directly with increases in shareholder value.

                                                 Richard G. Lareau, Chair
                                                        James R. Campbell
                                                      Frederick W. Kanner
                                              MEMBERS OF THE COMPENSATION
                                                                COMMITTEE

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in fiscal 1997.

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                           ANNUAL COMPENSATION   ------------
                                                           -------------------    SECURITIES
                                                                       BONUS      UNDERLYING        ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR    SALARY      (1)        OPTIONS      COMPENSATION (2)
-------------------------------------------------   ----   --------   --------   ------------   -----------------
John W. Castro                                      1997   $300,000   $678,000           -0-    $        28,583
  President and Chief Executive                     1996   $300,000   $250,000           -0-
  Officer                                           1995   $300,000   $300,000           -0-

Rick R. Atterbury                                   1997   $225,000   $406,800        30,000    $        22,477
  Executive Vice President -- Operations            1996   $225,000   $150,000           -0-
                                                    1995   $225,000   $180,000           -0-

Kay A. Barber                                       1997(3) $144,790  $124,500        20,000    $        11,740
  Vice President, Chief Financial Officer and       1996   $ 53,820   $ 15,000        10,000
  Treasurer                                         1995(3)

Steven J. Machov                                    1997   $132,915   $113,550        10,000    $        10,645
  Vice President, General                           1996   $125,000   $  9,167           -0-
  Counsel and Secretary                             1995   $120,834   $ 15,000        10,000

Kathleen A. Larkin                                  1997   $ 98,963   $ 95,000        10,000    $         8,467
  Vice President -- Human Resources                 1996   $ 90,827        -0-        15,000
                                                    1995   $ 75,000     40,000           -0-

------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though all or part of such bonuses were actually calculated and paid in the following year.

(2) "All Other Compensation" includes: (i) amount of $10,500 each for Mr. Castro, Mr. Atterbury, Ms. Barber and Mr. Machov, and $8,467 for Ms. Larkin contributed by the Company to its defined contribution retirement plan; and
    (ii) premium payments under life insurance policies on the lives of the executives at the following incremental costs to the Company: Mr. Castro $1,083, and Mr. Atterbury $727; and (iii) contributions by the Company to its Supplemental Retirement Plan: Mr. Castro $17,000, Mr. Atterbury $11,250, Ms. Barber $1,240, and Mr. Machov $145. "All Other Compensation" includes only amounts earned for the year ended January 31, 1997.

(3) Ms. Barber joined the Company on August 28, 1995.

OPTIONS

    The following tables summarize option grants during fiscal 1997 to the executive officers named in the Summary Compensation Table above, and the potential realizable value of the options held by such persons at the end of fiscal 1997. There were no options exercised during fiscal 1997 by any of the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              ------------------------------------------------------------    POTENTIAL REALIZABLE
                               NUMBER OF                                                            VALUE AT
                                SHARES                                                      ASSUMED ANNUAL RATES OF
                              UNDERLYING   PERCENT OF TOTAL                                 STOCK PRICE APPRECIATION
                                OPTIONS     OPTIONS GRANTED     EXERCISE OR                   FOR OPTION TERM (3)
                              GRANTED (#)   TO EMPLOYEES IN        BASE        EXPIRATION   ------------------------
            NAME                (1)(2)        FISCAL YEAR      PRICE ($/SH)       DATE        5% ($)       10% ($)
----------------------------  -----------  -----------------  ---------------  -----------  -----------  -----------
John W. Castro                    --              --                --             --           --           --
Rick Atterbury                    30,000             5.7%        $   16.25        3/25/03   $   198,450  $   462,500
Kay A. Barber                     20,000             3.8%        $   16.25        3/25/03   $   132,300  $   308,350
Steven J. Machov                  10,000             1.9%        $   16.25        3/25/03   $    66,150  $   154,200
Kathleen A. Larkin                10,000             1.9%        $   16.25        3/25/03   $    66,150  $   154,200

------------------------

(1) These options were granted under the Company's 1993 Stock Incentive Plan (the "1993 Plan"). Options become exercisable under the plan so long as the executive remains in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options under the 1993 Plan become immediately exercisable in full upon certain changes in control of the Company and will remain exercisable during the remaining term thereof, whether or not the executive to whom the options have been granted remains an employee of the Company or a subsidiary. See "Change in Control Arrangements" below for the definition of "Change in Control" under this plan.

(2) These options were granted with an exercise price equal to the market price on March 25, 1996, the date of grant. The options are exercisable in installments. The options become exercisable as to 15% one year after the date of grant and as to an additional 15% each year thereafter, with the final installment of 10% exercisable on or after September 25, 2002.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock and the executive's continued employment with the Company. The amounts are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF
                                          SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                           FISCAL YEAR END (#)      AT FISCAL YEAR END ($) (1)
                                        --------------------------  --------------------------
                 NAME                   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------------  -----------  -------------  -----------  -------------
John W. Castro                              60,000            -0-   $   769,500   $         0

Rick R. Atterbury                           43,500         46,500   $   416,250   $   243,750

Kay A. Barber                                1,500         28,500   $     8,813   $   212,438

Steven J. Machov                             3,000         17,000   $         0   $    81,250

Kathleen A. Larkin                           2,250         22,750   $    18,281   $   184,844

------------------------

(1) Value calculated as the market value on January 31, 1997 ($24.375) less the option exercise price. Options are in-the-money if the market price of the shares exceeds the option exercise price.

                         COMPARATIVE STOCK PERFORMANCE
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                           AMONG MERRILL CORPORATION,
                           THE S&P SMALLCAP 600 INDEX
         AND THE DOW JONES OTHER INDUSTRIAL & COMMERICAL SERVICES INDEX

    The following graph compares the cumulative total shareholder return of the Company's Common Stock with a cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 600 Index and the Dow Jones Other Industrial & Commercial Services Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MERRILL CORP     S&P SMALLCAP 600        DJ OTHER INDUSTRIAL
               MRLL               I600               & COMERCIAL SVCS
1/92                 100                    100                        100
1/93                 127                    116                        112
1/94                 228                    137                        122
1/95                 112                    125                        114
1/96                 118                    166                        143
1/97                 183                    204                        161

* $100 invested on 1/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending January 31.

Source: Research Data Group

EMPLOYMENT AGREEMENTS

    Effective February 1, 1989, Mr. Castro entered into a one-year employment agreement with the Company under which he serves as its President and Chief Executive Officer, and effective February 1, 1987, Mr. Atterbury entered into a three-year employment agreement with the Company under which he serves as its Vice President -- Operations. Mr. Atterbury's employment agreement was first amended effective February 1, 1990, and Mr. Castro's and Mr. Atterbury's agreements were also amended effective February 1, 1994. Each employment agreement provides for an automatic renewal from year to year for consecutive one year terms unless either the employee or the Company gives the other party 60 days advance written notice of termination. For services performed under their respective agreements, Mr. Castro receives an annual base salary of $300,000 and Mr. Atterbury receives an annual base salary of $225,000. Cash bonuses for Mr. Castro and Mr. Atterbury are based on the Company's net income per share. For each one cent of net income per share up to the prior fiscal year's net income per share, Mr. Castro and Mr. Atterbury receive cash bonuses of $2,000 and $1,200, respectively, and for each additional one cent of net income per share they receive additional cash bonuses of $5,000 and $3,000, respectively. Mr. Castro and Mr. Atterbury also receive an annual transportation allowance of $12,000 and $7,200, respectively. For a discussion of the "change in control" provisions in these agreements, see "Change in Control Arrangements" below. Upon termination of employment under their amended agreements, each has agreed not to compete with the Company for 18 months if the Company elects to continue paying his base salary during the restrictive period.

CHANGE IN CONTROL ARRANGEMENTS

    Pursuant to two stock-based benefit plans of the Company and employment agreements with two executive officers of the Company named in the Summary Compensation Table above, benefits would be paid or existing non-vested awards would be accelerated in connection with a change in control of the Company.

    Under the Company's 1993 Plan, in the event a "change in control" of the Company occurs, if approved by the committee administering the plan, (a) all outstanding options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary,
(b) all outstanding restricted stock awards will become immediately fully vested and nonforfeitable, and (c) all outstanding performance units, if any, will vest and/or continue to vest in the manner determined by the committee. In addition, the committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately before the effective date of such change in control over the exercise price per share of the options.

    For purposes of the 1993 Plan, a "change in control" means (i) the sale or other transfer of substantially all of the Company's assets, (ii) a merger or consolidation involving the Company if less than 80% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger or consolidation, (iii) ownership by any person or group of 20% or more of the Company's voting stock, (iv) a change in the composition of the Board such that individuals who constitute the Board on the effective date of the 1993 Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board), or (v) any change of control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

    Under the Company's 1987 Omnibus Stock Plan (the "1987 Plan"), upon the occurrence of a "change in control" of the Company, all outstanding options will become immediately exercisable in full and will remain exercisable during the remaining term thereof, whether or not the participants to whom the options were granted remain employees of the Company or a subsidiary, and all restrictions with respect to outstanding restricted stock awards will immediately lapse. The acceleration of the exercisability of options or the vesting of restricted stock awards under this plan may be limited, however, if the acceleration is subject to an excise tax imposed upon "excess parachute payments." Under this plan, a "change in control" means, absent the approval of the continuity directors of the Company (directors as of the effective date of the 1987 Plan and additional directors nominated by other "continuity directors"), (a) the sale or other transfer of substantially all of the Company's assets, (b) the approval by the Company's shareholders of a plan of liquidation, (c) a change in control that would be required to be reported in a Current Report on Form 8-K, (d) ownership by any person or group of 20% or more of the Company's outstanding voting stock, or (e) the continuity directors ceasing to constitute a majority of the Board of Directors.

    Under their respective employment agreements with the Company, Messrs. Castro and Atterbury are entitled to receive certain benefits if, following a "change in control" of the Company, either terminates their employment relationship for specified reasons (including by reason of a change in duties, relocation of the Company, certain changes in benefits, failure by any successor of the Company to assume the agreement, purported termination by the Company not expressly authorized by the agreement or any breach of the agreement by the Company). In such a case, the Company will make a lump sum cash payment to the executive in an amount equal to 2.99 times the average annual compensation received by the executive from the Company and includable in the executive's gross income during the five most recent taxable years ending before the change in control (less any amounts received under other plans considered to be "parachute payments" under Section 280G of the Internal Revenue Code) and any legal fees incurred in enforcing the agreement.

    A "change in control" for purposes of these employment agreements means, unless approved by two-thirds of the continuity directors of the Company (directors as of the date of the employment agreement and additional directors nominated by other "continuity directors"), (a) a merger or consolidation involving the Company if less than 50% of the voting stock of the surviving company is held by persons who were shareholders of the Company immediately before the merger, (b) a change in control that would be required to be reported in response to Schedule 14A under the Securities Exchange Act of 1934, (c) ownership by any person or group of more than 20% of the Company's voting stock, or (d) any person or group becoming, through or pursuant to a "tender offer" as defined in the Securities Exchange Act of 1934, the owner of more than 10% of the Company's voting stock.

    If a "change in control" of the Company had occurred as of February 1, 1997, Mr. Castro would have been entitled to receive a lump sum payment of approximately $1,803,000 under his employment agreement and Mr. Atterbury would have been entitled to receive a lump sum payment of approximately $1,998,000 under his employment agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Company's Board of Directors are Messrs. Lareau, Campbell and Kanner, all of whom are non-employee directors. Mr. Lareau was formerly a non-employee officer of the Company as Assistant Secretary from 1981 to 1985 and Secretary from 1985 to 1989. Mr. Lareau is a partner in the law firm of Oppenheimer Wolff & Donnelly, which provided legal services to the Company.

                           AMENDMENT TO THE COMPANY'S
                           1993 STOCK INCENTIVE PLAN
                                   PROPOSAL 2

INTRODUCTION

    On January 18, 1993, the Board of Directors of the Company (the "Board") adopted the Merrill Corporation 1993 Stock Incentive Plan (the "Plan"), which provides for awards ("Incentive Awards") to eligible recipients of (i) stock options ("Options"), including both incentive stock options ("Incentive Options") and non-statutory stock options ("Non-Statutory Options"), (ii) Restricted Stock Awards, and (iii) Performance Units.

    The purpose of the Plan is to advance the interests of the Company and its shareholders by enabling the Company and its subsidiaries to attract and retain persons of ability to perform services for the Company and its subsidiaries by providing an incentive to such individuals through equity participation in the Company and rewarding such individuals who contribute to the achievement by the Company of its economic objectives.

    On January 23, 1995, the Board amended the Plan, and on May 23, 1995 the shareholders approved an amendment to increase the number of shares reserved for issuance under the Plan from 500,000 to 1,000,000 shares. In addition, as a result of new tax legislation that disallows deductions by public corporations of certain executive compensation in excess of $1 million, the Board also amended the Plan to limit the number of options (or other awards with a value based on an increase in the value of the Common Stock after the date of grant) that can be granted to a participant under the Plan during any fiscal year.

    On January 13, 1997, the Board amended the Plan, subject to shareholder approval, to increase the number of shares reserved for issuance under the Plan from 1,000,000 to 1,500,000 shares. At this meeting the shareholders are being asked to consider and act upon a proposal to amend the Plan by increasing the number of shares in the Plan from 1,000,000 to 1,500,000.

SUMMARY OF THE PLAN

    A general description of the basic features of the Plan, as amended as described above, is outlined below. This summary is qualified in its entirety by the actual text of the Plan, a copy of which may be obtained from the Company.

    GENERAL. All employees (including officers and directors who are also employees) and all non-employee consultants and independent contractors of the Company and its subsidiaries are eligible to participate in the Plan. The maximum number of shares of Common Stock that may be issued under the Plan will be 1,500,000 shares. No participant in the Plan, however, may be granted any Options, or any other Incentive Awards with a value based on an increase in the value of the Common Stock after the date of grant, relating to more than 100,000 shares of Common Stock in the aggregate during any fiscal year (200,000 shares with respect to a participant who is first appointed or elected as an officer, hired as an employee or retained as a consultant of the Company or who receives a promotion that results in an increase in responsibilities or duties), subject to adjustment in connection with changes in the corporate structure or shares as described below.

    Any shares of Common Stock that are subject to an Incentive Award that expires or is forfeited and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under the Plan. Any shares of Common Stock that constitute the forfeited portion of a Restricted Stock Award, however, will not become available for further issuance under the Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options.

    The Board may amend the Plan in any respect without shareholder approval, unless shareholder approval is then required by federal securities or tax laws or the rules of the NASD. The Plan will terminate on January 18, 2003 and may be terminated before that date by action of the Board. No right or interest in any Incentive Award may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered.

    ADMINISTRATION. The Plan will be administered by a committee consisting of not less than two members of the Board (the "Committee"). The Board has appointed the Compensation Committee to administer the Plan. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the participants that will be granted Incentive Awards under the Plan, to determine the nature, extent, timing, exercise price, vesting and duration of Incentive Awards and to prescribe all other terms and conditions of Incentive Awards that are consistent with the Plan. The Committee may modify the terms of an outstanding Incentive Award in any manner (with the consent of the affected participant for most modifications) as long as the modified terms are permitted by the Plan as then in effect, and no such modifications will be deemed to be a regrant of the modified Incentive Award for purposes of the Plan. The Committee has the authority under the Plan in its sole discretion to pay the economic value of any Incentive Award in the form of cash, Common Stock or any combination of both.

    OPTIONS. Options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant. On April 23, 1997, the mean between the high and low sales price of one share of Common Stock on the Nasdaq Stock Market was $23.375. Options will become exercisable at such times and in such installments as may be determined by the Committee, provided that Options may not be exercisable after 10 years from their date of grant.

    The exercise price of Options must be paid in cash, except that the Committee may allow payment to be made (in whole or in part) by delivery of a "broker exercise notice" (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to the Company) or a promissory note or by transfer of shares of Common Stock (either previously owned by the participant or to be acquired upon Option exercise). The aggregate fair market value of shares of Common Stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code) become exercisable for the first time by a participant during any calendar year may not exceed $100,000.

    RESTRICTED STOCK AWARDS. A Restricted Stock Award is an award of Common Stock that vests at such times and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company or a subsidiary for a certain period or that the Participant or the Company (or any subsidiary or division of the Company) satisfy certain performance goals or criteria. Unless the Committee determines otherwise, any dividends or distributions paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In addition, unless the participant elects otherwise, the Committee may require such dividends or distributions to be reinvested in shares of Common Stock in accordance with any dividend reinvestment plan of the Company.

    PERFORMANCE UNITS. A Performance Unit is a right to receive a payment from the Company, in the form of cash, shares of Common Stock or both, upon the achievement of established performance goals. The Performance Units will vest at such times and in such installments as may be determined by the Committee, and the Committee may impose such restrictions or conditions to the vesting of such Performance Units as it deems appropriate. The Committee will determine whether a participant's Performance Units will be credited for dividend equivalents.

    CHANGE IN CONTROL. In the event a "change in control" of the Company occurs, then, if approved by the Committee, (i) all outstanding Options will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary, (ii) all outstanding Restricted Stock Awards will become immediately fully vested and nonforfeitable, and (iii) all outstanding Performance Units will vest and/or continue to vest in the manner determined by the Committee. In addition, the Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding Options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the Options.

    For purposes of the Plan, a "change in control" of the Company will be deemed to have occurred, among other things, upon (i) a sale or other transfer of substantially all of the assets of the Company to an entity that is not controlled by the Company, (ii) a merger or consolidation to which the Company is a party if, after such merger or consolidation, the Company's shareholders do not beneficially own more than 80% of the combined voting power of the surviving corporation's outstanding voting securities, (iii) shareholder approval of a liquidation or dissolution of the Company, (iv) any person becoming the beneficial owner of 20% or more of the combined voting power of the Company's outstanding securities, or (v) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the Plan cease for any reason to constitute at least a majority of the Board (with exceptions for individuals who are nominated or otherwise approved by the current Board).

    TERMINATION OF EMPLOYMENT OR SERVICE. In the event a participant's employment or other service with the Company and all subsidiaries is terminated by reason of death, disability or retirement, (i) all outstanding Options will become immediately exercisable in full and will remain exercisable for a period of one year (three months in the case of retirement) after such termination (but in no event after the expiration date of such Option), (ii) all outstanding Restricted Stock Awards will become fully vested and nonforfeitable, and (iii) all outstanding Performance Units will vest and/or continue to vest in the manner determined by the Committee.

    In the event a participant's employment or other service with the Company and all subsidiaries is terminated for any other reason (other than by the Company for "cause"), (i) all outstanding Options will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the expiration date of such Option),
(ii) all outstanding Restricted Stock Awards that have not vested as of such termination will be terminated and forfeited, and (iii) all outstanding Performance Units will vest and/or continue to vest in the manner determined by the Committee. In the event of termination by the Company for "cause," all rights of the participant under the Plan and any Incentive awards will immediately terminate without notice of any kind. The Committee may in its discretion modify the post-termination provisions of the Plan, provided that no Option may remain exercisable after its expiration date.

    In the event that a participant, prior to or following a participant's voluntary termination of employment or other service with the Company or any subsidiary, takes "adverse actions" with respect to the Company or any subsidiary (actions that the Committee in its sole discretion determines to be adverse to the interests of the Company or any subsidiary, including disclosure of confidential information, commencement of competitive activities or interference with customer or employee relationships), the Committee will have the authority (by so providing in the agreement evidencing the Incentive Award at the time of grant) to terminate all rights of such participants under the Plan and any agreements evidencing Incentive Awards and to rescind the exercise or vesting of certain Incentive Awards of such participants and require such participants to pay to the Company the amount of any gain realized or payment received as a result of such rescinded exercise or vesting.

FEDERAL INCOME TAX CONSEQUENCES

    The following general description of federal income tax consequences is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award. In addition, special rules will apply to directors, officers and greater-than-10% shareholders of the Company.

    OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Option under the Plan. The exercise by a participant of an Incentive Option will also not result in any federal income tax consequences to the Company or the participant, except that an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax. Upon exercise of a Non-Statutory Option, a participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value of the shares purchased and the consideration paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of a participant as ordinary income.

    If a participant disposes of the shares acquired upon exercise of an Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares, and (ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

    If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of the fair market value of the shares at the time of exercise of the Incentive Option or the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of the participant. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

    RESTRICTED STOCK AWARDS. With respect to shares issued pursuant to Restricted Stock Awards that are not subject to a risk of forfeiture, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). The Company will receive a corresponding tax deduction. If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse.

    A participant who does not make a Section 83(b) election within 30 days of the receipt of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of restrictions. The Company will receive a corresponding tax deduction.

    PERFORMANCE UNITS. A participant who receives a Performance Unit will not recognize any taxable income at the time of the grant. Upon settlement of the Performance Unit, the participant will realize ordinary income in an amount equal to the cash and the fair market value of any shares of Common Stock received by the participant. Provided that proper withholding is made, the Company would be entitled to a compensation expense deduction for any amounts includable by the participant as ordinary income.

    SECTION 162(m). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the Plan. Certain types of compensation, however, are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under
Section 162(m), any compensation expense resulting from the exercise of Options under the Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of Section 162(m). Compensation expense in connection with any other Incentive Awards under the Plan, however, would be subject to this limit.

    EXCISE TAX ON PARACHUTE PAYMENTS. The Code also imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code, and denies tax deductibility to the Company for such excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders or highly compensated employees, which payments are contingent upon a change in control of a company. Acceleration of the vesting of Incentive Awards upon a change in control of the Company may constitute parachute payments and, in certain cases, "excess parachute payments."

NEW PLAN BENEFITS

    The Company intends to grant options to the executive officers named in the Summary Compensation Table if the amendment to the 1993 Plan is approved by the shareholders, although the amounts and date of such grants have not been determined.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    At the Annual Meeting, the shareholders are being asked to approve an increase in the number of shares of Common Stock reserved for issuance under, and certain other amendments to, the Plan. The Board of Directors recommends a vote FOR approval of such proposal. The affirmative vote of a majority of shares of Common Stock voting in favor of the Plan in person or by proxy on this proposal is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of such proposal.

                      SELECTION OF INDEPENDENT ACCOUNTANTS
                                   PROPOSAL 3

    The Board of Directors has approved the selection of Coopers & Lybrand L.L.P. as independent accountants to make an examination of the accounts of the Company for the fiscal year ending January 31, 1998, and to perform other appropriate accounting services. Coopers & Lybrand L.L.P. has acted as independent accountants of the Company since 1984.

    Although it is not required to do so, the Board of Directors wishes to submit the selection of Coopers & Lybrand L.L.P. to the shareholders for ratification. The Board recommends a vote FOR ratification of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending January 31, 1998. Unless a contrary choice is specified, proxies solicited by the Board will be voted for the ratification of Coopers & Lybrand L.L.P. If the selection of Coopers & Lybrand L.L.P. is not ratified, the Board of Directors will reconsider its selection.

    The Company has requested and expects a representative of Coopers & Lybrand L.L.P. to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

    On November 25, 1996, the Company entered into a $40 million revolving Credit Agreement (the "Credit Agreement") with First Bank, N.A., as agent and Norwest Bank Minnesota, N.A., as bank ("Norwest Bank"). James R. Campbell, a director of the Company, is an Executive Vice President of

Norwest Corporation, the parent company of Norwest Bank. As of April 23, 1997, $4,325,000 was outstanding under the Credit Agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended January 31, 1997, and based on representations by such persons, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Shareholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Shareholders must be received by the Company on or before January 1, 1998.

                                 OTHER BUSINESS

    The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                 ANNUAL REPORT

    A copy of the Company's Annual Report to Shareholders for the fiscal year ended January 31, 1997 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of January 31, 1997.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JANUARY 31, 1997 TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF APRIL 1, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: MERRILL CORPORATION, ONE MERRILL CIRCLE, ST. PAUL, MINNESOTA 55108, ATTENTION: SECRETARY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [STEVEN J. MACHOV SIGNATURE]

                                          Steven J. Machov
                                          SECRETARY

May 1, 1997
St. Paul, Minnesota

                                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                                   BOARD OF DIRECTORS
                                   The undersigned hereby appoints John W.
                                   Castro and Richard G. Lareau, and each of
                                   them, as Proxies, each with the power to
                                   appoint his substitute, and hereby authorizes
                                   each of them to represent and to vote, as
                                   designated below, all the shares of common
MERRILL CORPORATION                stock of Merrill Corporation held of record
One Merrill Circle       Proxy     by the undersigned on April 1, 1997, at the
Saint Paul, MN                     Annual Meeting of Shareholders to be held on
55108                              May 20, 1997, or any adjournment thereof.
------------------------------

1.   ELECTION OF            / / FOR all nominees        / / AGAINST all nominees
     DIRECTORS              listed below                    listed below
                              (except as marked to
                                the contrary below)

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

                            RICK R. ATTERBURY           FREDERICK W. KANNER
                            JAMES R. CAMPBELL           RICHARD G. LAREAU
                            JOHN W. CASTRO              PAUL G. MILLER
                            RONALD N. HOGE              ROBERT F. NIENHOUSE

2. PROPOSAL TO INCREASE BY 500,000 THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE COMPANY'S 1993 STOCK INCENTIVE PLAN, TO A TOTAL OF 1,500,000 SHARES.

                  / / FOR         / / AGAINST        / / ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.
                  / / FOR         / / AGAINST        / / ABSTAIN

                          PLEASE SIGN ON REVERSE SIDE

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1 AND TO VOTE FOR THE PROPOSALS LISTED IN ITEMS 2 AND 3 ON THE REVERSE.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
--------------------------------------------------------------------------------
                                                    Dated: ______________, 1997.
                                                    ____________________________
                                                    Signature
                                                    ____________________________
                                                    Signature if held jointly

                                                  PLEASE MARK, SIGN, DATE AND
                                                  RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE,
                                                  WHICH REQUIRES NO POSTAGE IF
                                                  MAILED IN THE UNITED STATES.